Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

December 8, 2009

Board of Directors / China Housing & Land Development, Inc.

Re:	Registration Statement on Form S-1

Gentlemen:

You have requested my opinion as to the legality of the issuance of 2,021,440 common shares upon conversion of certain outstanding notes and the issuance of  1,796,835  shares upon exercise of outstanding common stock purchase warrants by China Housing & Land, Inc., (the "Corporation") for a total of  3,818,275  shares of Common Stock (the "Shares") being offered by the named selling securities holders pursuant to the Registration Statement on Form S-1 of the Corporation (the "Registration Statement").

Pursuant to your request I have reviewed and examined:(1)The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2) The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3) The minute book of the Corporation; (4) Certain resolutions of the Board of Directors of the Corporation; (5) The Registration Statement; (6) The General Corporation Law of the State of Nevada; and (7) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares issued upon conversion of outstanding notes or exercise of outstanding stock purchase warrants as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable pursuant to the Articles and Bylaws of the Corporation and the General Corporation Law of the State of Nevada, all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect.

I consent to being named in the prospectus under the heading of Legal Matters the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DENNIS BROVARONE
Dennis Brovarone